EXHIBIT 10.48

OPT-OUT, TERMINATION, SETTLEMENT

AND RELEASE AGREEMENT

THIS OPT-OUT, TERMINATION SETTLEMENT AND RELEASE AGREEMENT (the “Opt-Out Agreement”) is made effective as of October 29, 2004 (the “Effective Date”) by and between AMGEN INC., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799 (“Amgen”) and NUVELO, INC., a Nevada corporation having its principal place of business at 670 Almanor Avenue, Sunnyvale, California 94085-1710 and formerly known as Hyseq, Inc. (“Nuvelo”). Amgen and Nuvelo are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Amgen and Nuvelo have been collaborating in the joint development and commercialization of a protein known as Alfimeprase (and other variants of Alfimeprase) under the terms and conditions of that certain Collaboration Agreement between the Parties, dated January 8, 2002 (“Collaboration Agreement”);

WHEREAS, pursuant to Article 15 of the Collaboration Agreement, Amgen has elected to exercise its right to convert its right to jointly develop and commercialize Alfimeprase (and other variants of Alfimeprase) into the grant to Nuvelo of an exclusive license under certain Amgen rights to Develop, manufacture and Commercialize Alfimeprase (and other variants of Alfimeprase);

WHEREAS, Nuvelo wishes to exclusively license such Amgen rights from Amgen in connection with the Development, manufacture and Commercialization of the Licensed Product(s) (as hereinafter defined), on the terms and conditions set forth in the form of License Agreement attached hereto as Attachment A (the “License Agreement”);

WHEREAS, the Parties have engaged in an on-going discussion regarding the amounts each Party owed the other in respect of expenses incurred pursuant to the Collaboration Agreement and now desire to finally settle those discussions and all accounts relating to the Operating Profit or Loss up to and including the third Calendar Quarter of 2004;

NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein have the meanings provided in the Collaboration Agreement.

2. Opt-Out. Pursuant to the terms and conditions of Article 15 of the Collaboration Agreement, Amgen hereby exercises its opt-out right, and the Collaboration is hereby terminated pursuant to Section 16.8 of the Collaboration Agreement.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Amgen Contract #200200784

3. Settlement and Release. Effective upon the receipt by Amgen of the payment described in Section 4 of this Opt-Out Agreement:

A. Amgen, on behalf of itself and its officers, directors, employees, agents and Affiliates and each of their respective successors and assigns, hereby irrevocably and unconditionally releases and forever discharges Nuvelo, and its officers, directors, employees, agents and Affiliates and each of their respective successors and assigns, from all claims, liabilities, indemnifications, obligations, causes of action and demands, solely to the extent relating to the calculation of costs and expenses charged to the Operating Profit or Loss under the Collaboration Agreement prior to the end of the third Calendar Quarter of 2004. Amgen hereby waives its right to audit any books and records of Nuvelo pursuant to Section 10.2 of the Collaboration Agreement with respect to costs and expenses incurred prior to the end of the third Calendar Quarter of 2004.

B. Nuvelo, on behalf of itself and its officers, directors, employees, agents and Affiliates and each of their respective successors and assigns, hereby irrevocably and unconditionally releases and forever discharges Amgen, and its officers, directors, employees, agents and Affiliates and each of their respective successors and assigns, from all claims, liabilities, indemnifications, obligations, causes of action and demands, solely to the extent relating to the calculation of costs and expenses charged to the Operating Profit or Loss under the Collaboration Agreement prior to the end of the third Calendar Quarter of 2004. Nuvelo hereby waives its right to audit any books and records of Amgen pursuant to Section 10.2 of the Collaboration Agreement with respect to costs and expenses incurred prior to the end of the third Calendar Quarter of 2004.

4. Payment. On or before November 5, 2004 Nuvelo shall pay to Amgen Eight Million Five Hundred Thousand Dollars ($8,500,000 U.S.), representing mutually agreed reimbursement of Amgen costs. Such payment shall be made via wire transfer in currently available U.S. funds to Amgen’s account according to the following instructions:

Beneficiary Name:	Amgen Inc.
Beneficiary Account #:
Bank Name:	[ * ]
ABA #:

5. License Agreement. Notwithstanding any other term or condition of the Collaboration Agreement, Amgen shall have no obligation to enter into any license agreement, including, without limitation, the License Agreement unless Nuvelo timely meets its payment obligations set forth in Section 4 of this Opt-Out Agreement. In the event that Nuvelo does timely meet its payment obligations set forth in Section 4 of this Opt-Out Agreement then the Parties shall, within two (2) business days, execute the License Agreement.

6. General.

6.1 No Strict Construction. This Opt-Out Agreement has been prepared jointly and shall not be strictly construed against either Party.

6.2 Assignment. Neither Party may assign or transfer this Opt-Out Agreement or any rights or obligations hereunder without the prior written consent of the other., except that a Party may

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

make such an assignment without the other Party’s consent to Affiliates or to an entity that acquires all or substantially all of the business of such Party, whether in a merger, consolidation, reorganization, acquisition, sale or otherwise. This Opt-Out Agreement shall be binding on the successors and assigns of the assigning Party, and the name of a Party appearing herein shall be deemed to include the name(s) of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Opt-Out Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 6.2 shall be null and void and of no legal effect. The assigning Party shall forward to the other Party a copy of those portions of each fully executed assignment agreement which relate to the assumption of the rights and responsibilities of the assigning Party, within sixty (60) days of the execution of such assignment agreement.

6.3 Counterparts. This Opt-Out Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.4 Severability. If any one or more of the provisions of this Opt-Out Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provisions shall be considered severed from this Opt-Out Agreement and shall not serve to invalidate any remaining provisions hereof.

6.5 Independent Contractors. The relationship between Nuvelo and Amgen created by this Opt-Out Agreement is one of independent contractors. This Opt-Out Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee (express or implied) on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this License Agreement.

6.6 No Benefit of Third Parties. The representations, warranties, covenants and agreements set forth in this Opt-Out Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

6.7 Use of Name. Except as expressly provided in this Opt-Out Agreement, no Party hereto shall use, and no rights are granted in or to, the names or Trademarks (including the names “Amgen” and “Nuvelo”), physical likeness, employee names or owner symbol of the other Party for any purpose (including, without limitation, private or public securities placements) without the prior written consent of the affected Party, such consent not to be unreasonably withheld or delayed so long as such use of name is limited to an objective statement of fact rather than for endorsement purposes, provided, further that in the event that such use is legally required the required Party shall provide the affected Party with a reasonable opportunity to comment on such use and the required Party shall reasonably consider the comments timely provided by such affected Party. Neither Party shall use any Trademark which either substantially resembles or is

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confusingly similar to, misleading or deceptive with respect to, or which dilutes any of the other Party’s Trademarks in connection with the subject matter of this Opt-Out Agreement.

6.8 No Waiver. Any delay in enforcing a Party’s rights under this Opt-Out Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Opt-Out Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

6.9 Entire Agreement; Amendment. This Opt-Out Agreement (including all Exhibits); that certain Warrant Purchase Agreement, dated January 8, 2002; and any rights and obligations surviving, by its terms, termination of that certain Collaboration Agreement (as defined herein on Page 1) set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings (either oral or written) between the Parties other than as are set forth herein and therein. This Opt-Out Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by an authorized officer of each Party (i.e., it may not be modified by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like). The license agreement attached to the Collaboration Agreement as Schedule IV is hereby deleted in its entirety and replaced with the License Agreement attached hereto as Attachment A. Section 15.3 of the Collaboration Agreement is hereby deleted in its entirety.

IN WITNESS WHEREOF, the Parties have executed this License Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

AMGEN INC.		NUVELO, INC.

By:		By:

Print Name:	Roger Perlmutter, M.D., Ph.D.	Print Name:	Ted W. Love

Title:	Executive Vice President, Research and Development	Title:	President & CEO

Amgen Contract #200200783-004